EXHIBIT 10.17

                           AGREEMENT WITH TIM C. FURST


July 27, 1998

Mr. Tim Furst
9842 South 43rd Place
Phoenix, AZ 85044

Dear Tim:

Microtest has accepted your resignation effective July 31, 1998. The Company has agreed to provide the following:

1. For not going to work for a direct competitor and for not recruiting from Microtest any of its current employees for a period of one year you will receive a payment of $60,000.

2. The Company's coverage for health, dental and vision insurance until December 31, 1998 or until you are covered by a new employer's policies, whichever comes first. This coverage has a dollar value of $2,978.95.

3. In consideration of your nearly achieving your second quarter 1998 revenue objective, you will receive a performance bonus of $20,000.

4. The Company will forgive the $5,000.00 travel advance extended to you in 1997.

5. You have the option of assuming both company-owned insurance policies: a $350,000 policy with an annual premium of $6,899.00; and, a $650,000 policy with an annual premium of $7,200.00. The policies have cost the Company
     $20,697.00 to date. You've stated your desire to acquire coverage comparable to these policies. The option is yours; however, Microtest can bear no responsibility for information you have received independently regarding the cost of similar coverage.

Separate from the above, you will receive a check in the amount of $13,314.32 for accrued but unused vacation time.

Tim, I'd like to take this opportunity to thank you personally for the eight successful years you've contributed to Microtest.

Sincerely,

/s/  Richard G. Meise

Richard G. Meise
Chief Executive Officer